Exhibit 99B.18
                              GOLF ASSOCIATED FUND

                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

      The Golf Associated Fund (the "Fund") hereby adopt this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

A.    CLASSES OFFERED

      1. CLASS A. Class A shares are offered to investors of the Fund subject to an initial sales charge. The maximum sales charge varies between 0.00% and 5.75% of the amount invested and may decline based on discounts for volume purchases. The initial sales charge may be waived for certain eligible purchasers or under certain circumstances.

      If the initial sales charge is waived on a purchase of shares, a contingent deferred sales charge ("CDSC") of up to 1.0% may be imposed on any redemption of those sales within two (2) years of the purchase. Class A shares also are subject to an annual service fee of up to 0.25% and a distribution fee ranging of up to 0.75% of the average daily net assets of the Class A shares paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1. Class A shares require an initial investment of $1,000, except for certain retirement accounts and investment plans for which lower limits may apply.

      2. CLASS B. Class B shares are offered to investors of the Fund subject to a CDSC, but without imposition of an initial sales charge. The maximum CDSC for Class B shares of the Fund is equal to 5% of the lower of: (1) the net asset value of the shares at the time of purchase or (2) the net asset value of the shares at the time of redemption. The CDSC will decline over a six-year period after purchase to 0%. Eight years after purchase, Class B shares will convert automatically to Class A shares at relative net asset value.

      Class B shares are subject to an annual service fee of up to 0.25% of average daily net assets and a distribution fee of up to 0.75% of average daily net assets of the Class B shares of the Fund, each paid pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act. Class B shares require an initial investment of $1,000, except for certain retirement accounts and investment plans for which lower limits may apply.


B.    EXPENSE ALLOCATIONS OF EACH CLASS

      Certain expenses may be attributable to a particular class of shares of the Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

      Each class may pay a different amount of the following other expenses: (1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a

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specific class of shares, (6) expenses of administrative  personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.    ADDITIONAL INFORMATION

      This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Fund's prospectus contains additional information about Class A and Class B shares and the Fund's multiple class structure.

Dated:      October 7, 1998



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